                                                                  Exhibit (c)(1)


                                                               CONFORMED VERSION





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                            BDM INTERNATIONAL, INC.,

                                    TRW INC.

                                       and

                            SYSTEMS ACQUISITION INC.


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                          AGREEMENT AND PLAN OF MERGER
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                          Dated as of November 20, 1997
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                                TABLE OF CONTENTS
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                                   ARTICLE I.


                             TENDER OFFER AND MERGER
 1.1.  The Offer..............................................................................................2
 1.2.  Company Action.........................................................................................4
 1.3.  Directors..............................................................................................5
 1.4.  The Merger.............................................................................................6
 1.5.  Effective Time.........................................................................................7
 1.6.  Conversion of Shares...................................................................................7
 1.7.  Dissenting Shares......................................................................................8
 1.8.  Surrender of Shares....................................................................................8
 1.9.  Options................................................................................................10
 1.10. Certificate of Incorporation and Bylaws................................................................11
 1.11. Directors and Officers.................................................................................11
 1.12. Other Effects of Merger................................................................................11
 1.13. Proxy Statement........................................................................................11
 1.14. Additional Actions.....................................................................................12

                                   ARTICLE II.


                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 2.1.  Organization and Good Standing.........................................................................12
 2.2.  Capitalization.........................................................................................13
 2.3.  Subsidiaries...........................................................................................14
 2.4.  Authorization; Binding Agreement.......................................................................14
 2.5.  Governmental Approvals.................................................................................15
 2.6.  No Violations..........................................................................................16
 2.7.  Securities Filings.....................................................................................16
 2.8.  Company Financial Statements...........................................................................17
 2.9.  Absence of Certain Changes or Events...................................................................17
 2.10. Compliance with Laws...................................................................................18
 2.11. Permits................................................................................................18
 2.12. Litigation.............................................................................................18
 2.13. Contracts..............................................................................................19
 2.14. Employee Benefit Plans.................................................................................19
 2.15. Taxes and Returns......................................................................................21
 2.16  Intellectual Property..................................................................................22
 2.17. Environmental Matters..................................................................................22
 2.18. Offer Documents; Proxy Statement.......................................................................24
 2.19. Finders and Investment Bankers.........................................................................25
 2.20. Fairness Opinion.......................................................................................25
 2.21. Related Party Transactions.............................................................................25

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

 3.1.  Organization and Good Standing.........................................................................25

 3.2.  Authorization; Binding Agreement.......................................................................25
 3.3.  Governmental Approvals.................................................................................26
 3.4.  No Violations..........................................................................................26
 3.5.  Offer Documents; Proxy Statement.......................................................................27
 3.6.  Finders and Investment Bankers.........................................................................27
 3.7.  Financing Arrangements.................................................................................27
 3.8.  No Prior Activities....................................................................................27

                                   ARTICLE IV.


                       ADDITIONAL COVENANTS OF THE COMPANY

 4.1.  Conduct of Business of the Company and the Company
       Subsidiaries ..........................................................................................28
 4.2.  Notification of Certain Matters........................................................................31
 4.3.  Access and Information.................................................................................31
 4.4.  Proxy Statement........................................................................................32
 4.5.  Reasonable Best Efforts................................................................................32
 4.6.  Public Announcements...................................................................................32
 4.7.  Compliance.............................................................................................33
 4.8.  No Solicitation........................................................................................33
 4.9.  SEC and Stockholder Filings............................................................................35
 4.10. Takeover Statutes......................................................................................35
 4.11. Related Party Agreements...............................................................................35

                                   ARTICLE V.


                         ADDITIONAL COVENANTS OF PARENT

 5.1.  Reasonable Best Efforts................................................................................36
 5.2.  Public Announcements...................................................................................36
 5.3.  Compliance.............................................................................................37
 5.4.  Employee Benefit Plans.................................................................................37
 5.5.  Indemnification, Exculpation and Insurance.............................................................37

                                   ARTICLE VI.


                                MERGER CONDITIONS

 6.1.  Offer .................................................................................................38
 6.2.  Stockholder Approval...................................................................................38
 6.3.  No Injunction or Action................................................................................38
 6.4.  Other Approvals........................................................................................38
 6.5.  Conditions of Obligations of Parent and Merger Sub.....................................................39

                                  ARTICLE VII.


                           TERMINATION AND ABANDONMENT

 7.1.  Termination............................................................................................39
 7.2.  Effect of Termination and Abandonment..................................................................40

                                  ARTICLE VIII.


                                  MISCELLANEOUS

 8.1.  Confidentiality........................................................................................42
 8.2.  Amendment and Modification.............................................................................42
 8.3.  Waiver of Compliance; Consents.........................................................................42
 8.4.  Survival...............................................................................................42
 8.5.  Notices................................................................................................42
 8.6.  Binding Effect; Assignment.............................................................................43
 8.7.  Expenses...............................................................................................44
 8.8.  Governing Law..........................................................................................44
 8.9.  Counterparts...........................................................................................44
 8.10. Interpretation.........................................................................................44
 8.11. Entire Agreement.......................................................................................44
 8.12. Severability...........................................................................................45
 8.13. Specific Performance...................................................................................45
 8.14. Third Parties..........................................................................................45
 8.15. Disclosure Letters.....................................................................................45

                                     ANNEX I

Conditions to the Offer.......................................................................................1

         This Agreement and Plan of Merger (this "AGREEMENT") is made and entered into as of November 20, 1997, by and among, BDM International, Inc., a Delaware corporation (the "COMPANY"), TRW Inc., an Ohio corporation ("PARENT"), and Systems Acquisition Inc., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB").

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of the Company, Merger Sub and Parent have approved the acquisition by Parent of the Company in accordance with the provisions of this Agreement;

         WHEREAS, in furtherance thereof, it is proposed that, upon the terms and subject to the conditions set forth herein, Parent will make a cash tender offer (as it may be amended from time to time in accordance herewith, the "OFFER") to purchase all of the outstanding shares ("SHARES") of common stock, $.01 par value, of the Company ("COMPANY STOCK"), for $29.50 per Share or such higher price as may be paid in the Offer (the "PER SHARE AMOUNT"), in each case net to the seller in cash, without interest;

         WHEREAS, also in furtherance of such acquisition, the respective Boards of Directors of the Company, Merger Sub and Parent have each approved the merger (the "MERGER") of Merger Sub with and into the Company following the expiration of the Offer in accordance with the laws of the State of Delaware and the provisions of this Agreement;

         WHEREAS, Parent and Merger Sub are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, immediately after the execution and delivery hereof, certain holders of Shares (the "STOCKHOLDERS") enter into an agreement (the "STOCKHOLDERS AGREEMENT") providing for certain matters with respect to their Shares, the tender of their Shares and certain other actions relating to the Offer and the other transactions contemplated by this Agreement and, in order to induce Parent and Merger Sub to enter into this Agreement, the Company has approved the execution and delivery by Parent and Merger Sub and such Stockholders of the Stockholders Agreement, and such Stockholders have agreed to execute and deliver the Stockholders Agreement;

         WHEREAS, the Board of Directors of the Company has approved this Agreement and the Stockholders Agreement, has resolved to recommend acceptance of the Offer and the Merger to the holders of Shares and has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and to recommend that the holders of such Shares accept the Offer and adopt this Agreement and the transactions contemplated hereby; and

         WHEREAS, the Company, Merger Sub and Parent desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I.

                             TENDER OFFER AND MERGER

         1.1. THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with SECTION 7.1 hereof and no event set forth in Annex I hereto shall have occurred and be existing, Parent shall cause Merger Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "SECURITIES EXCHANGE ACT")) the Offer as promptly as practicable, but in no event later than five business days following the public announcement of this Agreement; PROVIDED, HOWEVER, that Parent may designate another direct subsidiary of Parent as the bidder (within the meaning of Rule 14d-1(c) under the Securities Exchange
Act) in the Offer, in which case references herein to Merger Sub shall be deemed to apply to such subsidiary, as appropriate. The obligation of Parent to cause Merger Sub to accept for payment any Shares tendered shall be subject to the satisfaction of only those conditions set forth in ANNEX I hereto (the "OFFER CONDITIONS"). The Per Share Amount shall be net to each seller in cash, subject to reduction only for any applicable federal back-up withholding or stock transfer taxes payable by such seller. The Company agrees that no Shares held by the Company will be tendered pursuant to the Offer.

         (b) Without the prior written consent of the Company, Parent shall not permit Merger Sub to (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) amend or waive satisfaction of the Minimum Condition (as defined in ANNEX I hereto) or (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares, provided that nothing herein will prohibit any waiver of any condition or term of the Offer (other than the Minimum Condition) or any other action permitted hereby. Upon the terms and subject to the conditions of the Offer, Parent will cause Merger Sub to accept for payment and purchase, as soon as practicable after the expiration of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer. It is agreed that the Offer Conditions are for the benefit of Merger Sub and may be asserted by Merger Sub regardless of the circumstances giving rise to any such condition (except for any action or inaction by Parent or Merger Sub constituting a breach of this Agreement) or, except with respect to the Minimum Condition, may be waived by Merger Sub, in whole or in part at any time and from time to time, in its sole discretion.

         (c) The Offer shall be made by means of an offer to purchase (the "OFFER TO PURCHASE") having only the conditions set forth in ANNEX I hereto. On the date the Offer is commenced, Parent and Merger Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on
Schedule 14D-1 (together with all amendments and supplements thereto, the "SCHEDULE 14D-1") with respect to the Offer that will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, and any other SEC schedule or form which is filed in connection with the Offer and related transactions, are referred to collectively herein as the "OFFER DOCUMENTS"). Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule 14D-1 or the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and to supplement the information provided by it specifically for use in the Schedule 14D-1 or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule 14D-1, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents before they are filed with the SEC.

         (d) The Offer to Purchase shall provide for an initial expiration date (the "EXPIRATION DATE") of 20 business days (as defined in Rule 14d-1 under the Securities Exchange Act) from the date of commencement. Parent and Merger Sub agree that they shall not terminate or withdraw the Offer or extend the Expiration Date unless at the Expiration Date any of the Offer Conditions shall not have been satisfied or earlier waived. Notwithstanding but without limiting the foregoing, Merger Sub may (i) extend the Expiration Date (including as it may be extended) for up to ten business days in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC, (ii) in its sole discretion, extend the initial Expiration Date for up to ten business days after the initial Expiration Date, and (iii) extend the initial Expiration Date (including as it may be extended) for up to ten business days, notwithstanding that on such Expiration Date the Offer Conditions shall have been satisfied or waived, if the number of Shares that have been validly tendered and not withdrawn represent more than 50% but less than 90% of the voting power of the then issued and outstanding Shares, PROVIDED that, in the case of clause
(iii) of this SECTION 1.1(d), Parent and Merger Sub expressly and irrevocably waive any Offer Condition that subsequently may not be satisfied during such extension of the Offer.

         1.2. COMPANY ACTION. (a) The Company hereby approves of and consents to the Offer and represents and warrants that (A) the Board of Directors of the Company, at a meeting duly called and held on November 20, 1997, at which all of the Directors were present, duly approved by unanimous vote this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the Stockholders Agreement, resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and adopt this Agreement and the transactions contemplated hereby, including the Merger, and determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company and (B) Wasserstein Perella & Co., Inc. (the "FINANCIAL ADVISOR") has delivered to the Board of Directors of the Company its written opinion that as of the date hereof the consideration to be received by the stockholders of the Company pursuant to each of the Offer and the Merger is fair to the stockholders of the Company from a financial point of view. The Company has been authorized by the Financial Advisor to permit the inclusion of such fairness opinion (or a reference thereto) in the Offer Documents and in the
Schedule 14D-9 referred to below. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section 1.2(a).

         (b) The Company shall file with the SEC, no later than the fifth business day following the public announcement of this Agreement, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") that will comply in all material respects with the provisions of all applicable Law (as hereinafter defined), including federal securities Laws. The Company shall mail such
Schedule 14D-9 to the stockholders of the Company promptly after the commencement of the Offer together with the initial mailing of the Offer Documents. The Schedule 14D-9 and the Offer Documents shall contain the recommendations of the Board of Directors of the Company described in SECTION 1.2(a) hereof. The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and each of Parent and Merger Sub, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's stockholders to the extent required by applicable Laws, including federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC.

         (c) In connection with the Offer, the Company shall promptly upon execution of this Agreement furnish Parent with mailing labels containing the names and addresses of all record holders of Shares, non-objecting beneficial owner lists (to the extent reasonably available), security position listings of Shares held in stock depositories, each as of a recent date, and shall promptly furnish Parent with such additional information, including updated lists of stockholders, mailing labels and security position listings, and such other information and assistance as Parent or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares.

         1.3. DIRECTORS. Promptly upon the purchase by Merger Sub of any Shares pursuant to the Offer (and assuming that the Minimum Condition has been satisfied), and from time to time thereafter as Shares are acquired by Merger Sub, Merger Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Merger Sub, subject to compliance with Section 14(f) of the Securities Exchange Act, representation on the Board of Directors of the Company equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or any affiliate of Parent (including for purposes of this SECTION 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company) bears to the number of Shares outstanding. At such times, if requested by Parent, the Company will also cause each committee of the Board of Directors of the Company and the Board of Directors of each Company Subsidiary (as hereinafter defined) to include persons designated by Parent constituting the same percentage of each such committee and the Board of Directors of each Company Subsidiary as Parent's designees are of the Board of Directors of the Company. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors of the Company as is necessary to enable Parent designees to be elected to the Board of Directors of the Company in accordance with the terms of this SECTION 1.3 and shall cause Parent's designees to be so elected; PROVIDED, HOWEVER, that, subject to the following proviso, in the event that Parent's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time (as hereinafter defined) the Board of Directors of the Company shall have at least one director who is a director on the date hereof and who is neither an officer of the Company nor a designee, stockholder, affiliate or associate (within the meaning of the federal securities laws) of Parent (one or more of such directors, the "INDEPENDENT DIRECTORS"); PROVIDED FURTHER, that if no Independent Directors remain, the other directors shall designate one person to fill one of the vacancies who shall not be either an officer of the Company or a designee, shareholder, affiliate or associate of Parent, and such person shall be deemed to be an Independent Director for purposes of this Agreement. Subject to applicable Law, the Company shall promptly take all action necessary pursuant to
Section 14(f) of the Securities Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this SECTION 1.3 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Parent has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this SECTION 1.3. Parent will supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to
(i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of Parent's obligations hereunder or (iv) take any other action by the Company in connection with this Agreement required to be taken by the Board of Directors of the Company.

         1.4. THE MERGER. Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the Delaware General Corporation Law (the "DELAWARE CODE"). At the Effective Time (as defined in SECTION 1.5 hereof), upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the Delaware Code and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), shall continue its corporate existence under the laws of the State of Delaware as a subsidiary of Parent. At Parent's election, any direct or indirect subsidiary of Parent other than Merger Sub may be merged with and into the Company instead of Merger Sub. In the event of such an election, the parties agree to execute an appropriate amendment to this

Agreement to reflect such election. The parties shall prepare and execute a certificate of merger in order to comply in all respects with the requirements of the Delaware Code and with the provisions of this Agreement or, if applicable, a certificate of ownership and merger (each, a "Certificate of Merger").

         1.5. EFFECTIVE TIME. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the applicable provisions of the Delaware Code or at such later time as may be specified in the Certificate of Merger. As soon as practicable after all of the conditions set forth in ARTICLE VI of this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same, the parties hereto shall cause the Merger to become effective. Parent and the Company shall mutually determine the time of such filing and the place where the closing of the Merger (the "CLOSING") shall occur. The time when the Merger shall become effective is herein referred to as the "EFFECTIVE TIME" and the date on which the Effective Time occurs is herein referred to as the "CLOSING DATE."

         1.6. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:

         (a) Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to SECTION 1.6(b) hereof and any Dissenting Shares (as hereinafter defined)) shall be cancelled and extinguished and be converted into the right to receive the Per Share Amount (the "MERGER CONSIDERATION") in cash payable to the holder thereof, without interest, promptly upon surrender of the certificate representing such Share or appropriate proof of lost certificates, in accordance with Section 1.8 hereof. From and after the Effective Time, the holders of certificates evidencing ownership of any such Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law.

         (b) Each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent (other than Shares held by TRW Investment Management Co., its advisors or Parent's employee benefit plans) immediately before the Effective Time, including without limitation Merger Sub, shall be cancelled and extinguished and no payment or other consideration shall be made with respect thereto.

         (c) The shares of Merger Sub common stock outstanding immediately prior to the Merger shall be converted into one validly issued, fully paid and non-assessable share of the common stock of the Surviving Corporation (the "SURVIVING CORPORATION COMMON STOCK"), which one share of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Parent.

         1.7. DISSENTING SHARES.(a) Notwithstanding any provision of this Agreement to the contrary, any Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has demanded and perfected his demand for appraisal of his Shares in accordance with the Delaware Code (including but not limited to Section 262 thereof) and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal ("DISSENTING SHARES") shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall be entitled to only such rights as are granted by the Delaware Code.

         (b) Notwithstanding the provisions of SECTION 1.7(a) hereof, if any holder of Shares who demands appraisal of his Shares under the Delaware Code shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates representing such Shares.

         (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to the Delaware Code received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware Code. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

         1.8. SURRENDER OF SHARES. (a) Prior to the Closing Date, Parent shall appoint First Chicago Trust Company of New York or another agent reasonably acceptable to the Company to act as exchange agent (the "EXCHANGE AGENT") for the Merger. When and as needed, Parent shall make available to the Exchange Agent for the benefit of holders of Shares, the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to SECTION 1.6 hereof. Such funds shall be invested by the Exchange Agent as directed by Parent or, after the Effective Time, the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's

Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Merger Sub or Parent, as Parent directs. In the event that such funds as invested are inadequate to pay the full Merger Consideration for all Shares converted into the Merger Consideration pursuant to the Merger, the Parent shall provide additional funds to do so.

         (b) On the Closing Date, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate representing any Shares cancelled upon the Merger pursuant to SECTION 1.6(a) hereof, within five business days of receiving from the Company a list of such holders of record, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the certificates. Each holder of a certificate or certificates representing any Shares cancelled upon the Merger pursuant to
SECTION 1.6(a) hereof may thereafter surrender such certificate or certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such certificate or certificates on such holder's behalf for a period ending one year after the Effective Time. Upon the surrender of certificates representing the Shares, Parent shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such certificate. Until so surrendered, each such certificate (other than certificates representing Dissenting Shares or Shares held by Parent or in the treasury of the Company) shall represent solely the right to receive the aggregate Merger Consideration relating thereto.

         (c) If payment of cash in respect of cancelled Shares is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other Taxes (as hereinafter defined) required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that such Tax either has been paid or is not payable.

         (d) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall be made thereafter, other than transfers of Shares that have occurred prior to the Effective Time. In the event that, after the Effective Time, certificates for Shares are presented to the Surviving Corporation, its transfer agent or the Exchange Agent, they shall be cancelled and exchanged for cash as provided in SECTION 1.6(a) hereof. No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately before the Effective Time represented outstanding Shares.

         (e) The Merger Consideration paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable federal back-up withholding or, as set forth in SECTION 1.8(c) hereof, stock transfer Taxes payable by such holder.

         (f) Promptly following the date which is 180 calendar days after the Effective Time, the Exchange Agent shall deliver to Parent all cash (including interest received with respect thereto), certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate representing Shares (other than certificates representing Dissenting Shares and certificates representing Shares to be cancelled pursuant to SECTION 1.6(b) hereof) may surrender such certificate to Parent and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration thereof the aggregate Merger Consideration relating thereto payable upon surrender of such certificate, without any interest or dividends thereon.

         (g) None of the Company, Merger Sub, Parent or the Exchange Agent shall be liable to any holder of Shares for cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

         1.9. OPTIONS. (a) The Company hereby represents and warrants, and based thereon Parent and Merger Sub hereby acknowledge, that (i) all outstanding options to purchase Shares (the "COMPANY OPTIONS") granted under the Company's stock option plans referred to in SECTION 2.14 of the Company Disclosure Letter (as hereinafter defined), each as amended (collectively, the "COMPANY OPTION PLANS"), whether or not then exercisable or vested, shall, pursuant to the terms of the Company Option Plans, be fully exercisable and vested during the ten-day period immediately prior to the initial Expiration Date and (ii) pursuant to the terms thereof, all Company Options which are outstanding immediately prior to the consummation of the Offer shall be cancelled as of the consummation of the Offer and the holders thereof shall be entitled to receive from the Company (or, at Parent's option, Parent) upon consummation of the Offer, in respect of each Share subject to such Company Option, an amount in cash equal to the excess, if any, of the Per Share Amount over the exercise price per share thereof (such payment to be net of applicable withholding taxes), PROVIDED, HOWEVER, that with respect to any person subject to Section 16(a) of the Securities Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Securities Exchange Act. Upon the consummation of the Offer, Parent shall provide the Company with the funds necessary to satisfy any of its obligations under this
SECTION 1.9(a).

         (b) The Company hereby represents and warrants that all Company Option Plans provide, or have been or will be amended to provide, for the actions described in SECTION 1.9(a) hereof. The Company shall cause the Company Option Plans to terminate as of the Effective Time.

                   1.10. CERTIFICATE OF INCORPORATION AND BYLAWS. Subject to
SECTION 5.5 hereof, at the Effective Time, the Certificate of Incorporation and the Bylaws of the Surviving Corporation shall be the Certificate of Incorporation and the Bylaws of Merger Sub in effect at the Effective Time (subject to any subsequent amendments).

         1.11. DIRECTORS AND OFFICERS. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified.

         1.12. OTHER EFFECTS OF MERGER. The Merger shall have all further effects as specified in the applicable provisions of the Delaware Code.

         1.13. PROXY STATEMENT. (a) As promptly as practicable after the consummation of the Offer and if required by applicable Law, the Company shall prepare and file with the SEC, and shall use all reasonable best efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders, a proxy statement in connection with a meeting of the Company's stockholders to consider the Merger or an information statement, as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "PROXY STATEMENT"). The Proxy Statement shall contain the recommendation of the Board of Directors of the Company in favor of the Merger and the fairness opinion of the Financial Advisor and such other disclosures as are required by Law.

         (b) Parent will furnish the Company with such information concerning Parent and its subsidiaries as is necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its subsidiaries, to comply with applicable Law. Parent agrees promptly to advise the Company if, at any time prior to the meeting of stockholders of the Company referenced herein, any information provided by it specifically for inclusion in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Parent will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its subsidiaries, to comply with applicable Law after the mailing thereof to the stockholders of the Company.

         (c) The Company and Parent agree to cooperate in making any preliminary filings of the Proxy Statement with the SEC, as promptly as practicable, pursuant to Rule 14a-6 under the Securities Exchange Act.

         (d) The Company shall provide Parent for its review a copy of the Proxy Statement at least such amount of time prior to each filing thereof as is customary in transactions of the type contemplated hereby. Parent authorizes the Company to utilize in the Proxy Statement the information concerning Parent and its subsidiaries provided to the Company in connection with, or contained in, the Proxy Statement.

         1.14. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Merger Sub that, except as set forth in the correspondingly numbered Sections of the letter, dated the date hereof, from the Company to Parent (the "COMPANY DISCLOSURE LETTER"):

         2.1. ORGANIZATION AND GOOD STANDING. The Company and each of the Company Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or partnership power and authority and any necessary governmental approval to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have or be reasonably likely in the future to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole ("COMPANY MATERIAL ADVERSE EFFECT") or prevent or delay the consummation of the Offer or Merger. The Company has heretofore made available to Parent accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of the Company. For purposes of this Agreement, the term "COMPANY SUBSIDIARY" shall mean any corporation, partnership or other legal entity of which the Company (either alone or through or together with any other subsidiary) owns a majority of the capital stock or other equity interests, and the Company is entitled to vote for the election of the board of directors or other governing body of such corporation, partnership or other legal entity.

         2.2. CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of (a) 50,000,000 shares of Company Stock, (b) 2,000,000 of Class B Common Stock, par value $0.01 per share (the "COMPANY CLASS B STOCK"), and (c) 500,000 shares of preferred stock, par value $0.01 per share. As of the close of business on the day immediately preceding the date hereof,
(a) 29,723,431 shares of Company Stock were issued and outstanding, (b) no shares of Company Class B Stock were issued and outstanding, (c) no shares of preferred stock were issued and outstanding and (d) 22,891 shares of Company Stock were issued and held in the treasury of the Company. No other capital stock of the Company is authorized or issued. All issued and outstanding shares of the Company Stock are duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights. Except as set forth in the Company Filed Documents (as hereinafter defined) or SECTION 2.2 of the Company Disclosure Letter, as of the date hereof there were no, and as of the Expiration Date there will be no, outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other interest in the ownership or earnings of the Company or other security of the Company, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. Except as set forth in SECTION 2.2 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity.

         2.3. SUBSIDIARIES. SECTION 2.3 of the Company Disclosure Letter sets forth the name and jurisdiction of incorporation or organization of each Company Subsidiary, each of which is wholly owned by the Company except as otherwise indicated in said SECTION 2.3 of the Company Disclosure Letter. All of the capital stock and other interests of the Company Subsidiaries so held by the Company are owned by it or a Company Subsidiary as indicated in said SECTION 2.3 of the Company Disclosure Letter, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Company Subsidiaries directly or indirectly held by the Company are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive or similar rights and in compliance with applicable Laws. No equity securities or other interests of any of the Company Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

         2.4. AUTHORIZATION; BINDING AGREEMENT. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement by the stockholders of the Company to the extent required by the Delaware Code). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreements of the Company, enforceable against the Company in accordance with its terms. The Board of Directors of the Company has approved this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby (including but not limited to the Offer, the Merger and the matters provided for in the Stockholders Agreement) so as to render inapplicable hereto and thereto the limitation on business combinations contained in Section 203 of the Delaware Code (or any similar provision), assuming Parent and its "associates" and "affiliates" (as defined in
Section 203 of the Delaware Code) collectively beneficially own and have beneficially owned at all times during the three-year period prior to the execution of this Agreement and the Stockholders Agreement less than 15% of the Shares outstanding. As a result, the only vote of holders of any class or series of the Company's capital stock required to adopt this Agreement and the transactions contemplated hereby, including the Merger, is the affirmative vote of a majority of the outstanding Shares, and if Section 253 of the Delaware Code is applicable to the Merger, no such vote will be required. No other state takeover or control share statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, the Stockholder Agreement or any of the transactions contemplated hereby or thereby.

         2.5. GOVERNMENTAL APPROVALS. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("CONSENT"), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization, domestic or foreign ("GOVERNMENTAL AUTHORITY"), on the part of the Company or any of the Company Subsidiaries is required in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby other than (i) the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the Delaware Code, (ii) filings with the SEC and the National Association of Securities Dealers, Inc. ("NASD"), (iii) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT") and similar foreign requirements, (iv) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization and (v) those Consents that, if they were not obtained or made, individually or in the aggregate, would not have or be reasonably likely in the future to have a Company Material Adverse Effect, or prevent or materially delay consummation of the Offer or the Merger or the Company from performing its obligations under this Agreement.

         2.6. NO VIOLATIONS. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or other governing instruments of the Company or any of the Company Subsidiaries, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Company Material Contract (as hereinafter defined), (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of the Company or any Company Subsidiary or (iv) subject to obtaining the Consents from Governmental Authorities referred to in SECTION 2.5 hereof, contravene any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree ("LAW") to which the Company or any Company Subsidiary or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not, individually or in the aggregate, have or be reasonably likely in the future to have a Company Material Adverse Effect or prevent or materially delay consummation of the Offer or the Merger or the Company from performing its obligations under this Agreement.

         2.7. SECURITIES FILINGS. The Company and, to the extent applicable, each of its then or current Company Subsidiaries, has filed all forms, reports, statements and documents required to be filed with the SEC since December 31, 1994, each of which has complied in all material respects with the applicable requirements of the Securities Act (as hereinafter defined) or the Securities Exchange Act, each as in effect on the date so filed. The Company has made available to Parent true and complete copies of (i) its Annual Reports on Form 10-K, as amended, for the years ended December 31, 1994, 1995 and 1996, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of stockholders (whether annual or special) of the Company since January 1, 1995, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by the Company with the SEC since January 1, 1994, or, in the case of Quarterly Reports on Form 10-Q, since October 1, 1996, and prior to the date hereof (collectively, the "COMPANY FILED DOCUMENTS"). The reports and statements required to be filed or furnished to stockholders pursuant to the Securities Exchange Act subsequent to the date hereof, collectively with the Company Filed Documents, are referred to collectively herein as the "COMPANY SECURITIES FILINGS." As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Company Securities Filings contained or, as to the Company Securities Filings subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted or, as to the Company Securities Filings subsequent to the date hereof, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore furnished or made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to executed agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Securities Exchange Act.

         2.8. COMPANY FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company Securities Filings (the "COMPANY FINANCIAL STATEMENTS") have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except, with respect to any Company Filed Documents, as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments (which in the aggregate are not material in nature or amount), any other adjustments described in the Company Filed Documents and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act.

         2.9. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Company Filed Documents, since December 31, 1996, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been:
(i) any event that, individually or in the aggregate, has had or is reasonably likely in the future to have a Company Material Adverse Effect, (ii) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or securities of the Company by the Company, (iii) any material damage or loss to any material asset or property, whether or not covered by insurance,
(iv) any change by the Company in accounting principles or practices, (v) any revaluation by the Company of any of its material assets, including but not limited to, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, (vi) any entry by the Company or any Company Subsidiaries into any commitment or transactions material to the Company and the Company Subsidiaries taken as a whole (other than commitments or transactions entered into in the ordinary course of business), or (vii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or, since July 1, 1997, any other increase in the compensation payable or to become payable to any present or former directors or officers, or any employment, consulting or severance agreement or arrangement entered into with any such present or former directors, officers or employees of the Company or any of the Company Subsidiaries covered by SECTION 5.4 of the Company Disclosure Letter ("KEY Employees"). Since January 1, 1997, neither the Company nor any Company Subsidiary has taken, or failed to take, any action that would have constituted a breach of SECTION 4.1 hereof had the covenants therein applied since that date, except as described in SECTION 2.9 of the Company Disclosure Schedule or ordinary course increases in compensation as relates to Key Employees (other than those entitled under SECTION 5.4 of the Company Disclosure Letter to "Senior Management Severance").

         2.10. COMPLIANCE WITH LAWS. The business and operations of the Company and each of the Company Subsidiaries have been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which, individually or in the aggregate, have had or would be reasonably likely in the future to have a Company Material Adverse Effect.

         2.11. PERMITS. (i) The Company and the Company Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of their respective businesses (collectively, "COMPANY PERMITS"), (ii) neither the Company nor any of the Company Subsidiaries is in violation of any Company Permit and (iii) no proceedings are pending or, to the knowledge of the Company, threatened, to revoke or limit any Company Permit, except, in each case, those the absence or violation of which, individually or in the aggregate, have had or would be reasonably likely in the future to have a Company Material Adverse Effect or prevent or result in a material delay of the consummation of the Offer or the Merger.

         2.12. LITIGATION. Except as disclosed in the Company Filed Documents, there is no suit, action, investigation, claim or proceeding ("LITIGATION") pending or, to the best knowledge of the Company, threatened against the Company or any of the Company Subsidiaries which, individually or in the aggregate, has had or would be reasonably likely in the future to have a Company Material Adverse Effect, nor is there any judgment, decree, writ, award, injunction, rule or order of any Governmental Authority outstanding against the Company or any of the Company Subsidiaries which, individually or in the aggregate, has had or would be reasonably likely in the future to have a Company Material Adverse Effect or prevent or result in a material delay of the consummation of the Offer or the Merger.

         2.13. CONTRACTS. Neither the Company nor any of the Company Subsidiaries is a party or is subject to any note, bond, mortgage, indenture, contract, lease, license, agreement or instrument that is required to be described in or filed as an exhibit to any Company Securities Filing ("COMPANY MATERIAL CONTRACT") that is not so described in or filed as required by the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT"), or the Securities Exchange Act in respect of the Company Filed Documents, as the case may be. All such Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company or such subsidiary and, to the knowledge of the Company, against the other parties thereto in accordance with their respective terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies. Neither the Company nor any of the Company Subsidiaries is in violation or breach of or default under any such Company Material Contract where such violation or breach, individually or in the aggregate, has had or would be reasonably likely in the future to have a Company Material Adverse Effect.

         2.14. EMPLOYEE BENEFIT PLANS. (a) SECTION 2.14 of the Company Disclosure Letter contains a complete and accurate list of all material Benefit Plans (as hereinafter defined) maintained or contributed to by the Company or any of the Company Subsidiaries ("COMPANY BENEFIT PLAN"). A "BENEFIT PLAN" shall include (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder ("ERISA"), even if, because of some other provision of ERISA, such plan is not subject to any or all of ERISA's provisions, and (ii) whether or not described in the preceding clause, any pension, profit sharing, severance, employment, change-in-control, bonus, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan or any other compensation, welfare, fringe benefit or retirement plan, program, policy or arrangement providing for benefits for or the welfare of any or all of the current or former employees or agents of the Company or any of the Company Subsidiaries or their beneficiaries or dependents; provided that Benefit Plans shall not include any multiemployer plan, as defined in Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN"). Each of the Company Benefit Plans has been maintained in compliance with its terms and all applicable Law, except where the failure to do so would not be reasonably likely in the future to result in a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries contributes to, or has any outstanding liability with respect to, any Multiemployer Plan.

         (b) Except to the extent that any of the following would not have or be reasonably likely in the future to have a Company Material Adverse Effect: (i) each Benefit Plan has been established and administered in accordance with its terms and in compliance with applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Benefit Plan which is intended to be qualified (within the meaning of Code Section 401(a)) is so qualified in form and operation and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or any of the Company Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate (as hereinafter defined) to any tax, fine, lien or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; and (v) no "reportable event" (as such term is defined in ERISA Section 4043), "prohibited transactions" (as such term is defined in ERISA Section 406 and Code Section 4975), "accumulated funding deficiency" (as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived)) or failure to make by its due date a required installment under Code Section 412(m) has occurred with respect to any Benefit Plan or any other plan maintained for employees of any ERISA Affiliate of the Company or any of the Company Subsidiaries. "ERISA Affiliate," as applied to any person, means (i) any corporation which is a member of a controlled group of corporations (within the meaning of Code Section 414(b)) of which that person is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control (within the meaning of Code Section 414(c)) of which that person is a member and (iii) any member of an affiliated service group (within the meaning of Code Section 414(m) and (o)) of which that person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

         (c) With respect to any Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened which has had or would be reasonably likely in the future to have a Company Material Adverse Effect and (ii) no facts or circumstances exist, to the knowledge of the Company, that could give rise to any such actions, suits or claims which would be reasonably likely in the future to result in a Company Material Adverse Effect.

         (d) Except for (i) payments required to be made under the Company Supplemental Severance Program and (ii) the accelerated vesting and cash-out of Company Options as described in SECTION 1.9 hereof, no Benefit Plan exists that could result in the payment to any present or former employee of the Company or any Company Subsidiary of any money or other property, or accelerate or provide any other rights or benefits, to any present or former employee of the Company or any Company Subsidiary as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G, which payments, acceleration or provision of benefits would be reasonably likely in the future to result in a Company Material Adverse Effect.

         2.15. TAXES AND RETURNS. (a) The Company and each of the Company Subsidiaries and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any of the Company Subsidiaries is or has been a member has timely filed, or caused to be timely filed all Tax Returns (as hereinafter defined) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financial Statements have been established in accordance with generally accepted accounting principles, consistently applied, or which are being contested in good faith. All such Tax Returns were true, correct and complete in all material respects. There are no claims or assessments pending against the Company or any of the Company Subsidiaries for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of the Company Subsidiaries (other than in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith and are immaterial in amount). Neither the Company nor any of the Company Subsidiaries has any waivers or extensions of any applicable statute of limitations to assess any Taxes. There are no outstanding requests by the Company or any of the Company Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any material amounts of Taxes shown to be due on any return. To the best knowledge of the Company, there are no liens for Taxes on the assets of the Company or any of the Company Subsidiaries except for statutory liens for current Taxes not yet due and payable.

         (b) For purposes of this Agreement, the term "TAX" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any

Governmental Authority. The term "TAX RETURN" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a governmental entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

         2.16. INTELLECTUAL PROPERTY. The Company or its Subsidiaries own, or are licensed or otherwise possess legal enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, domain names and tangible or intangible proprietary information or materials that are used in the respective businesses of the Company and the Company Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, has not had and is not reasonably likely in the future to have a Company Material Adverse Effect. To the best knowledge of the Company, all patents, trademarks, trade names, service marks and copyrights held by the Company or its Subsidiaries are valid and subsisting.

         2.17. ENVIRONMENTAL MATTERS. (a) Except as set forth in SECTION 2.17 of the Company Disclosure Letter and except as, individually or in the aggregate, have not had and are not reasonably likely in the future to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Offer or the Merger, to the Company's knowledge;

                           (i) the Company and the Company Subsidiaries are, and
                  within the period of all applicable statutes of limitation have been, in compliance with all Environmental Laws (as hereinafter defined);

                           (ii) the Company and the Company Subsidiaries hold
                  all Environmental Permits (as hereinafter defined) (each of which is in full force and effect) required for any of their current operations and for any property owned, leased, or otherwise operated by any of them, and are, and within the period of all applicable statutes of limitation have been, in compliance with the terms of all such Environmental Permits;

                           (iii) no review by, or approval of, any Governmental
                  Authority or other person is required under any Environmental Law in connection with the execution or delivery of this Agreement;

                           (iv) neither the Company nor any of the Company
                  Subsidiaries has received any written notice of Environmental Claim (as hereinafter defined) and no such Environmental Claims are currently pending or threatened;

                           (v) Hazardous Materials are not present on any
                  property owned, leased or operated by the Company or any Company Subsidiaries that is reasonably likely to form the basis of any Environmental Claim against any of them, and neither the Company nor any of the Company Subsidiaries has reason to believe that Hazardous Materials are present on any other property that is reasonably likely to form the basis of any Environmental Claim against any of them; and

                           (vi) the Company has informed the Parent and Merger
                  Sub of: (A) all material facts which the Company reasonably believes could form the basis of a material Environmental Claim against any person (including, without limitation, any predecessor of the Company or any of the Company Subsidiaries whose liability the Company or any of the Company Subsidiaries has or may have retained or assumed, either contractually or by operation of law, arising out of non-compliance with any Environmental Law or the presence of Hazardous Materials (as hereinafter defined) at any location owned, operated or leased by the Company or the Company Subsidiaries or on any other property; (B) all currently estimated material costs the Company reasonably expects it and any of the Company Subsidiaries to incur to comply with Environmental Laws during the next three years; and (C) all currently estimated material costs the Company and any of the Company Subsidiaries reasonably expect to incur for ongoing, and reasonably anticipated, investigation and remediation of Hazardous Materials (including, without limitation, any payments to resolve any threatened or asserted Environmental Claim for investigation and remediation costs).

         (b) For purposes of this Agreement, the terms below shall have the following meanings:

         "Environmental Claim" means any claim, demand, action, suit, complaint, proceeding, directive, investigation, lien, demand letter, or notice of alleged noncompliance, violation or liability, by any person or entity asserting liability or potential liability (including without limitation, liability or potential liability for enforcement, investigatory costs, remediation costs, operation and maintenance costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties), regardless of legal theory, arising out of, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any

Hazardous Materials at any location or (ii) otherwise relating to obligations or liabilities under any Environmental Law.

         "Environmental Laws" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States or any state, local, municipal or other governmental authority regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment.

         "Environmental Permit" means all permits, licenses, registrations, approvals, exemptions and other filings with or authorizations by any Governmental Authority under any Environmental Law.

         "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof), petroleum products, asbestos, asbestos-containing materials, pollutants, contaminants and all other materials, whether or not defined as such, that are regulated pursuant to any Environmental Laws.

         2.18. OFFER DOCUMENTS; PROXY STATEMENT. The Proxy Statement will comply in all material respects with the applicable requirements of the Securities Exchange Act except that no representation or warranty is being made by the Company with respect to any information supplied to the Company by Parent or Merger Sub specifically for inclusion in the Proxy Statement. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC or first sent to stockholders, at the time of the Company's stockholders' meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the meeting of the Company's stockholders held for approval of the Merger which has become false or misleading. The Schedule 14D-9 will comply in all material respects with the Securities Exchange Act. Neither the Schedule 14D-9 nor any of the information relating to the Company or its affiliates provided by or on behalf of the Company specifically for inclusion in the Schedule 14D-1 or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule 14D-1 and the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to written information supplied by Parent or Merger Sub specifically for inclusion in the
Schedule 14D-9.

         2.19. FINDERS AND INVESTMENT BANKERS. Neither the Company nor any of its officers or directors has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage fees, commissions or financial advisors' or finders' fees in connection with the transactions contemplated hereby, other than pursuant to an agreement with the Financial Advisor, a copy of which has been provided to Parent.

         2.20. FAIRNESS OPINION. The Company's Board of Directors has received from the Financial Advisor a written opinion addressed to it to the effect that, as of the date hereof, the consideration to be paid to stockholders pursuant to each of the Offer and the Merger is fair to such stockholders from a financial point of view.

         2.21. RELATED PARTY TRANSACTIONS. Except as set forth in the Company Filed Documents, no director, officer or affiliate of the Company, including for these purposes, the Stockholders, or director, officer or partner of such affiliate (each a "RELATED PARTY")(i) has outstanding any indebtedness or other similar obligation to the Company or any of the Company Subsidiaries or (ii) other than employment-related benefits contemplated by or disclosed in this Agreement, is a party to any legally binding material contract, commitment or obligation to, from or with the Company or any Company Subsidiary.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to the Company that, except as set forth in the correspondingly numbered Sections of the letter, dated the date hereof, from Parent to the Company (the "PARENT DISCLOSURE LETTER"):

         3.1. ORGANIZATION AND GOOD STANDING. Parent and Merger Sub are each a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and any necessary governmental authority to own, lease and operate its properties and to carry on its business as now being conducted.

         3.2. AUTHORIZATION; BINDING AGREEMENT. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub, as appropriate, and no other corporate proceedings on the part of Parent, Merger Sub or any other subsidiary of Parent are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval by the sole stockholder of Merger Sub of this Agreement and the Merger). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes the legal, valid and binding agreements of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

         3.3. GOVERNMENTAL APPROVALS. No Consent from or with any Governmental Authority on the part of Parent or Merger Sub is required in connection with the execution or delivery by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby other than (i) filings under the HSR Act and similar foreign requirements, (ii) filings with the SEC and the NASD, (iii) those Consents that, if they were not obtained or made, would not prevent or materially delay consummation of the Offer or the Merger, Parent or Merger Sub from performing its obligations under this Agreement and (iv) such filings as may be required in any jurisdiction where Parent is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization.

         3.4. NO VIOLATIONS. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and compliance by Parent with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or other governing instruments of Parent or any of the Parent Subsidiaries, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material contract, instrument, permit, license or franchise to which the Parent is a party or by which Parent or any of its assets or property is subject, (iii) result in the creation or imposition of any material lien or encumbrance of any kind upon any of the assets of Parent or any subsidiary of Parent or (iv) subject to obtaining the Consents from Governmental Authorities referred to in SECTION 3.4 hereof, contravene any Law to which Parent or any subsidiary of Parent or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not, individually or in the aggregate, have or be reasonably likely in the future to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its subsidiaries taken as a whole.

         3.5. OFFER DOCUMENTS; PROXY STATEMENT. None of the information supplied by Parent, its officers, directors, representatives, agents or employees (the "PARENT INFORMATION"), specifically for inclusion in the Proxy Statement will, on the date the Proxy Statement is first mailed to stockholders, at the time of the Company's stockholders' meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such stockholders' meeting which has become false or misleading. Neither the Offer Documents nor any amendments thereof or supplements thereto will, at any time the Offer Documents are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents. The Offer Documents will comply as to form in all material respects with the provisions of the Securities Exchange Act.

         3.6. FINDERS AND INVESTMENT BANKERS. Neither Parent nor any of its officers or directors has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage fees, commissions or financial advisors' or finders' fees in connection with the transactions contemplated hereby, other than pursuant to an agreement with Bear Stearns & Co., Inc.

         3.7. FINANCING ARRANGEMENTS. At the Effective Time, Parent will have funds available to it sufficient to purchase the Shares in accordance with the terms of this Agreement and to pay all amounts due (or which will, as a result of the transactions contemplated hereby, become due) in respect of any indebtedness of the Company for money borrowed.

         3.8. NO PRIOR ACTIVITIES. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing in connection therewith), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

                                   ARTICLE IV.

                       ADDITIONAL COVENANTS OF THE COMPANY

                  The Company covenants and agrees as follows:

         4.1. CONDUCT OF BUSINESS OF THE COMPANY AND THE COMPANY SUBSIDIARIES.
(a) Except as expressly contemplated by SECTION 4.1 of the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time,
(i) the Company shall conduct, and it shall cause the Company Subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and the Company shall, and it shall cause the Company Subsidiaries to, use its or their reasonable commercial efforts to preserve intact its business organization, to keep available the services of its officers and employees and preserve intact the present commercial relationships of the Company and the Company Subsidiaries with all persons with whom it does business and (ii) without limiting the generality or effect of the foregoing, neither the Company nor any of the Company Subsidiaries will:


               (A) amend or propose to amend its Certificate of Incorporation or Bylaws (or comparable governing instruments);

               (B) authorize for issuance, issue, deliver, grant, sell, pledge, dispose of or propose to issue, deliver, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of the Company Subsidiaries including, but not limited to, stock appreciation rights, phantom stock, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of the Company Subsidiaries, except for (a) the issuance of up to 3,327,445 Shares pursuant to the exercise of either incentive or non-qualified stock options, including management stock options, outstanding on the close of business on the day immediately preceding the date of this Agreement and listed in SECTION 2.2 of the Company Disclosure Schedule in accordance with their present terms and (b) shares issued in accordance with the Company's Employee Stock Purchase Plan that are issuable on or prior to the date hereof (the specific number of which the Company will inform Parent within three business days of the date hereof);

               (C) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or a Company Subsidiary in the ordinary course of business, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any shares of its capital stock or other securities;

               (D) (a) other than in the ordinary course of business consistent with past practice, (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person or (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than to a Company Subsidiary (or other entity in which the Company directly or indirectly owns at least 100% of the outstanding voting securities) and customary travel, relocation or business advances to employees); (b) acquire the stock or the assets of, or merge or consolidate with, any other person; (c) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business and in a manner consistent with past practice; or (d) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to the Company and the Company Subsidiaries other than sales of products in the ordinary course of business and in a manner consistent with past practice; (e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than in the ordinary course of business consistent with past practice); (f) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; or (g) authorize any single capital expenditure which is in excess of $1,400,000 or capital expenditures (during any two-month period) which are, in the aggregate, in excess of $4,000,000 for the Company and the Company Subsidiaries taken as a whole;

               (E) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than (i) as required pursuant to the terms of agreements in effect on the date of this Agreement and set forth in SECTION 4.1 of the Company Disclosure Schedule, (ii) increases in salaries of employees who are not directors or officers of the Company or Key Employees made in the ordinary course of business consistent with past practice or (iii) increases in salaries of Key Employees who are not officers or entitled to "Senior Management Severance" pursuant to
     SECTION 5.4 of the Company Disclosure Letter, with Parent's prior written consent (which will not be unreasonably withheld);

               (F) except as may be required as a result of a change in Law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

               (G) make any material Tax election, settle or compromise any material federal, state, local or foreign Tax liability, or waive any statute of limitations for any Tax claim or assessment;

               (H) settle or compromise any pending or threatened suit, action or claim which is material or which relates to the transactions contemplated hereby;

               (I) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary not constituting an inactive subsidiary (other than the Merger);

               (J) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (a) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice and (b) of liabilities required to be paid, discharged or satisfied pursuant to the terms of any contract in existence on the date hereof (including, without limitation, benefit plans relating to directors) or entered into in accordance with this SECTION 4.1;

               (K) permit any material insurance policy naming the Company or any Company Subsidiary as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice; or

               (L) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in SECTION 4.1(a) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect in any material respect as of the date when made if such action had then been taken, or would result in any of the Offer Conditions not being satisfied.

         (b) The Company shall, and the Company shall cause each of the Company Subsidiaries to, use its or their best efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Company Permits necessary for, or otherwise material to, such business.

         4.2. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent if any of the following occur after the date of this Agreement:
(i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would or would be reasonably likely in the future to (A) have a Company Material Adverse Effect or prevent or delay the consummation of the Offer or the Merger or (B) cause any Offer Condition to be unsatisfied at any time prior to the consummation of the Offer; (iv) any breach by the Company of any provision hereof; or (v) the commencement or threat of any Litigation involving or affecting the Company or any of the Company Subsidiaries, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company or any of the Company Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger.

         4.3. ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, the Company will give, and shall cause its accountants and legal counsel to give, Parent and its respective authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all personnel, offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to the Company and the Company Subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Parent with (a) such financial and operating data and other information with respect to the business and properties of the Company and the Company Subsidiaries as Parent may from time to time reasonably request, and (b) a copy of each report, schedule and other document filed or received by the Company or any of the Company Subsidiaries pursuant to the requirements of applicable securities laws or the NASD.

         4.4. STOCKHOLDER APPROVAL. As soon as practicable following the consummation of the Offer, the Company will take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the approval and adoption of this Agreement and the transactions contemplated hereby and thereby (the "COMPANY PROPOSALS"), if such meeting is required. Except as otherwise contemplated by this Agreement, (i) the Board of Directors of the Company will recommend to the stockholders of the Company that they approve the Company Proposals, (ii) the Company will include in the Proxy Statement the unanimous recommendation of the Company's Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the transactions contemplated hereby and the written opinion of the Financial Advisor that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair from a financial point of view and (iii) the Company will use its reasonable best efforts to obtain any necessary approval by the Company's stockholders of the Company Proposals. Notwithstanding the foregoing, in the event that Merger Sub shall acquire at least 90% of the outstanding Shares, the Company agrees, at the request of Merger Sub, subject to Article VI, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Section 253 of the Delaware Code.

         4.5. REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Offer and the Merger and the transactions contemplated thereby, (ii) timely making all necessary filings under the HSR Act and German anticompetition laws and (iii) having vacated, dismissed or withdrawn any order, stay, decree, judgment or injunction of any Governmental Authority which temporarily, preliminarily or permanently prohibits or prevents the transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the closing set forth herein.

         4.6. PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, the Company shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Offer or the Merger or the transactions contemplated hereby without the consent of Parent, except for such as the foregoing as the Company determines that such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case the Company, prior to making such announcement, will, if practicable in the circumstances, consult with Parent regarding the same.

         4.7. COMPLIANCE. In consummating the transactions contemplated hereby, the Company shall comply, and/or cause the Company Subsidiaries to comply or to be in compliance, in all material respects, with all applicable Laws.

         4.8 NO SOLICITATION. (a) The Company shall, and shall cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of the Company Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; PROVIDED, HOWEVER, that if, at any time prior to the Expiration Date and following the receipt of a Superior Proposal, the Board of Directors of the Company determines in good faith, based upon the advice of outside counsel, that such action is necessary for the Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable Law, the Company may, in response to a Superior Proposal that was made in circumstances not otherwise involving a breach of this Agreement, and subject to compliance with SECTION 4.8(c), (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement having terms substantially the same as the Confidentiality Agreement (as hereinafter defined), provided that (i) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (ii) the Company advises Parent of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party, and (y) participate in negotiations regarding such Superior Proposal. "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and the Company Subsidiaries or 15% or more of any class of equity securities of the Company or any Company Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any Company Subsidiary, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary, other than the transactions contemplated by this Agreement.

         (b) Except as set forth in this SECTION 4.8, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Stockholders Agreement or the Company Proposals, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or
(iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Expiration Date the Board of Directors of the Company determines in good faith, in response to a Superior Proposal that was made in circumstances not otherwise involving a breach of this Agreement, after consultation with outside counsel, that such action is necessary for the Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the Offer or the Company Proposals or (y) approve or recommend a Superior Proposal, PROVIDED, HOWEVER, that any actions described in clauses (x) and (y) may be taken only at a time that is after the fifth business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing notice of the determination of the Board of Directors of the Company of what action referred to herein the Board of Directors of the Company has determined to take, PROVIDED, FURTHER, that the foregoing proviso shall not prevent the Board of Directors of the Company from taking any actions described in clause (x) within five business days of the Expiration Date so long as the notice described in the foregoing proviso is received by Parent prior to Noon, New York City time, on the then scheduled Expiration Date. For purposes of this Agreement, a "Superior Proposal" means a bona fide written Takeover Proposal which (i) a majority of the disinterested members of the Board of Directors of the Company determines, in their good faith judgment (based on the opinion of independent financial advisors) that the value of the consideration provided for in such proposal exceeds 110% of the Per Share Amount then provided in the Offer, and, considering all relevant factors, is as or more favorable to the Company and its stockholders than the

Offer and the Merger and (ii) for which financing, to the extent required, is then fully committed or which, in the good faith judgment of a majority of the disinterested members of the Board of Directors (based on the advice of independent financial advisors), is reasonably capable of being financed by such third party.

         (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this SECTION 4.8, the Company shall promptly advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or the Takeover Proposal and the identity of the person making such request or Takeover Proposal and shall keep Parent promptly advised of all significant developments which could reasonably be expected to culminate in the Board of Directors of the Company withdrawing, modifying or amending its recommendation of the Offer, the Merger and the Transaction contemplated by this Agreement.

         (d) Nothing contained in this SECTION 4.8 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to the Company's stockholders; PROVIDED, HOWEVER, neither the Company nor its Board of Directors nor any committee thereof shall, except as in accordance with SECTION 4.8(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer or the Company Proposals or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

         4.9. SEC AND STOCKHOLDER FILINGS. The Company shall send to Parent a copy of all public reports and materials as and when it sends the same to its stockholders, the SEC or any state or foreign securities commission.

         4.10. TAKEOVER STATUTES. If any "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "TAKEOVER STATUTE") is or may become applicable to the Offer or the Merger, the Company and the members of its Board of Directors will grant such approvals, and take such actions as are necessary so that the transactions contemplated by this Agreement and the Company Proposals may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby.

         4.11. RELATED PARTY AGREEMENTS. Except as set forth in SECTION 4.11 of the Company Disclosure Letter and except for employment-related agreements or obligations contemplated by or disclosed in this Agreement, the Company shall take all actions necessary to terminate, effective as of the Effective Time, all contracts, commitments or obligations to, from or with the Company or Company Subsidiary, on the one hand, and any Related Party, on the other hand.

                                   ARTICLE V.

                         ADDITIONAL COVENANTS OF PARENT

                     Parent covenants and agrees as follows:

         5.1. REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, Parent agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Offer and the Merger and the transactions contemplated thereby, (ii) timely making all necessary filings under the HSR Act and (iii) having vacated, dismissed or withdrawn any order, stay, decree, judgment or injunction of any Governmental Authority which temporarily, preliminarily or permanently prohibits or prevents the transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, Parent agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the closing set forth herein. Notwithstanding any other provision hereof, in no event will Parent, Merger Sub or any of their affiliates (collectively, the "PARENT GROUP") be required to take or fail to take any action in order to obtain or make a Consent arising out of any contractual or legal obligation of or applicable to the Company or the Company Subsidiaries, other than obligations such as those under the HSR Act which apply to both the Company and the Parent Group and then only to the extent applicable to the Parent Group, and in no event will any member of the Parent Group be required to enter into or offer to enter into any divestiture, hold-separate, business limitation or similar agreement or undertaking in connection with this Agreement or the transactions contemplated hereby.

         5.2. PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Parent shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Offer or the Merger or the transactions contemplated hereby without the consent of the Company, except for such of the foregoing as to which Parent determines that such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, any stock exchange on which shares the Parent's capital stock are listed or the NASD, in which case Parent, prior to making such announcement, will, if practicable in the circumstances, consult with the Company regarding the same.

         5.3. COMPLIANCE. In consummating the transactions contemplated hereby, Parent shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

         5.4. EMPLOYEE BENEFIT PLANS. As of the Effective Time or the consummation of the Offer, as applicable, Parent shall cause the Surviving Corporation to take such actions with respect to the Company Benefit Plans and the Key Employees as are set forth in SECTION 5.4 of the Company Disclosure Letter.

         5.5. INDEMNIFICATION, EXCULPATION AND INSURANCE (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors, officers or employees of the Company as provided in the Company's certificate of incorporation or bylaws will be assumed by the Surviving Corporation and Parent will cause the Surviving Corporation to honor such obligations in accordance with the terms thereof, without further action, as of the Effective Time, and such rights will continue in full force and effort in accordance with their respective terms. Such rights, and the Surviving Corporation's and Parent's concomitant obligations, shall apply in all respects to the current or former directors, officers and employees of each of the Company Subsidiaries as though such directors, officers and employees were entitled to indemnification rights pursuant to the Company's certificate of incorporation or bylaws as in effect on the date hereof. In addition, from and after the Effective Time, directors and officers of the Company who become or remain directors or officers of Parent will be entitled to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) as are afforded to other directors and officers of Parent. Notwithstanding any other provision hereof, the provisions of this Section 5.5
(i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

         (b) Parent will, and will cause the Surviving Corporation to, maintain in effect for not less than six years after the Effective Time policies of directors' and officers' liability insurance equivalent in all material respects to those maintained by or on behalf of the Company and the Company Subsidiaries on the date hereof (and having coverage and containing terms and conditions which in the aggregate are not less advantageous to the persons currently covered by such policies as insured) with respect to claims arising from any actual or alleged wrongful act or omission occurring prior to the Effective Time for which a claim has not been made against any director or officer of the Company and/or any director or officer of the Company Subsidiaries prior to the Effective Time; PROVIDED, HOWEVER, that if the aggregate annual premiums for such insurance at any time during such period exceed 150% of the per annum rate of premium currently paid by the Company and the Company Subsidiaries for such insurance on the date of this Agreement, then Parent will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that will then be available at an annual premium equal to 150% of such rate.

                                   ARTICLE VI.

                                MERGER CONDITIONS

         The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions, PROVIDED that the obligation of each party to effect the Merger shall not be relieved by the failure of any such conditions if such failure is the proximate result of any breach by such party of any of its material obligations under this Agreement:

         6.1. OFFER. Merger Sub shall have accepted for payment all Shares validly tendered in the Offer and not withdrawn; PROVIDED, HOWEVER, that neither Parent nor Merger Sub may invoke this condition if Parent shall have failed to purchase Shares so tendered and not withdrawn in violation of the terms of this Agreement or the Offer.

         6.2. STOCKHOLDER APPROVAL. If required, the Company Proposals shall have been approved at or prior to the Effective Time by the requisite vote of the stockholders of the Company in accordance with the Delaware Code and the Company Certificate of Incorporation, which the Company has represented shall be solely the affirmative vote of a majority of the outstanding Shares.

         6.3. NO INJUNCTION OR ACTION. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which temporarily, preliminarily or permanently prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time.

         6.4. OTHER APPROVALS. On or prior to the Closing Date, the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and the Consents specified in SECTION 6.4 of the Company Disclosure Letter, if any, shall have been obtained.

         6.5. CONDITIONS OF OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the condition (which may be waived in whole or in part by Parent) that the Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement on or before the earlier of (i) such time as Parent's or Merger Sub's designees shall constitute at least a majority of the Company's Board of Directors pursuant to
SECTION 1.3 of this Agreement and (ii) the Closing Date; PROVIDED, HOWEVER, that no failure by the Company to have so performed any such material obligation shall constitute a failure of satisfaction of the foregoing condition where the Company's failure of performance was caused by Parent or occurred, and was actually known to Parent, at or prior to the time Parent, Merger Sub or any of their affiliates accepted for payment any Shares pursuant to the Offer.

                                  ARTICLE VII.

                           TERMINATION AND ABANDONMENT

         7.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company and the stockholders of Parent described herein:

         (a) by mutual written consent of Parent and the Company or by the mutual action of their respective Boards of Directors;

         (b) by either Parent or the Company if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or, for the benefit of Parent only, the Stockholders Agreement, and such order, decree or ruling or other action shall have become final and nonappealable;

         (c) by Parent if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which breach or failure to perform is incapable of being cured or has not been cured within one business day prior to the then scheduled Expiration Date;

         (d) by Parent if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Offer or any of the Company Proposals, or failed to reconfirm its recommendation within five business days after a written request to do so, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

         (e) by the Parent if the Offer shall have expired or been terminated or withdrawn in accordance with this Agreement without any Shares being purchased thereunder by Parent or any of the events set forth in ANNEX I hereto shall have occurred and be continuing at the time of termination;

         (f) by the Company or the Parent if the Offer shall not have been consummated on or before the 120th calendar day after the date hereof, PROVIDED that the Company's failure to perform any of its obligations under this Agreement does not result in the failure of the Offer to be so consummated by such time;

         (g) by the Company if Parent shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within one business day prior to the Expiration Date;

         (h) by the Company in order to enter into a definitive agreement providing for a Superior Proposal entered into in accordance with SECTION 4.8, provided that prior thereto the Company has paid the Termination Fee in accordance with Section 7.2; or

         (i) by Parent, if the Company, any of its officers or directors or financial or legal advisors shall take any of the actions that would be proscribed by SECTION 4.8 hereof but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the second sentence of SECTION 4.8(a) hereof or pursuant to the second sentence of SECTION 4.8(b) hereof.

         The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of such termination to the other party in accordance with SECTION 8.5 hereof.

         7.2. EFFECT OF TERMINATION AND ABANDONMENT. (a) In the event of termination of this Agreement and the abandonment of the Offer or the Merger pursuant to this ARTICLE VII, this Agreement (other than SECTIONS 7.2, 8.1, 8.3, 8.5, 8.6, 8.7, 8.8, 8.11, 8.12, 8.13, 8.14 and 8.15 hereof) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); PROVIDED, HOWEVER, that no such termination shall relieve any party hereto from any liability for any breach of this Agreement prior to termination. If this Agreement is terminated as provided herein, each party shall hold in confidence in accordance with the terms and conditions of the Confidentiality Agreement all materials obtained from, or based on or otherwise reflecting or generated in whole or in part from information obtained from, any other party hereto in connection with the transactions contemplated by this Agreement, and shall not use any such materials for the purpose of competing with the businesses of the other parties hereto, whether obtained before or after the execution hereof.

         (b) In the event that (A) a Takeover Proposal shall have been made known to the Company or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated by the Company pursuant to SECTION 7.1(f) hereof or (B) this Agreement is terminated (x) by the Company pursuant to SECTION 7.1(h) hereof,
(y) by Parent pursuant to SECTION 7.1(d) OR 7.1(i) hereof or (z) Parent pursuant to SECTION 7.1(c) hereof as a result of an intentional breach by the Company after a Takeover Proposal has been made, then the Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent a fee equal to $35,000,000 (the "TERMINATION FEE"), payable by wire transfer of same day funds; PROVIDED, HOWEVER, that no Termination Fee shall be payable to Parent pursuant to a termination by the Company pursuant to SECTION 7.1(f) hereof or by Parent pursuant to SECTION 7.1(i) hereof unless and until within 18 months of such termination, the Company or any of the Company Subsidiaries enters into a definitive agreement providing for any Takeover Proposal. The Company acknowledges that the agreements contained in this SECTION 7.2(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. In the event the Termination Fee becomes payable pursuant to this SECTION 7.2(b), the Company shall promptly pay upon Parent's request, all reasonable out-of-pocket charges and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $5,000,000, which payments shall be in addition to the Termination Fee. Notwithstanding the foregoing, the fee or expense reimbursement contemplated hereby shall be paid pursuant to this SECTION 7.2(b) regardless of any alleged breach by Parent of its obligations hereunder, PROVIDED that no payment by the Company made pursuant to this SECTION 7.2(b) shall operate or be construed as a waiver by the Company of any breach of this Agreement by Parent or Merger Sub or of any rights of the Company in respect thereof.

                                  ARTICLE VIII.

                                  MISCELLANEOUS



         8.1. CONFIDENTIALITY. Each of Parent, Merger Sub and the Company will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement dated September 12, 1997, between Parent and the Company (the "CONFIDENTIALITY AGREEMENT"). Notwithstanding the foregoing, paragraphs 2, 4, 5, 6 and 11 of the Confidentiality Agreement are hereby terminated as of the date hereof, PROVIDED, HOWEVER, that if this Agreement shall be terminated prior to the Effective Time, paragraphs 5 and 6 shall be reinstated as of the date of such termination. As of the Effective Time, all of Parent's restrictions and obligations under the Confidentiality Agreement shall terminate.

         8.2. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement among the Company, Parent and Merger Sub.

         8.3. WAIVER OF COMPLIANCE; CONSENTS. Any failure of the Company on the one hand, or Parent and Merger Sub on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
SECTION 8.3.

         8.4. SURVIVAL. The respective representations, warranties, covenants and agreements of the Company and Parent contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except for those contained in SECTIONS 1.7, 1.8, 1.9, 1.14, 5.4, 5.5 and
8.1 hereof, which shall survive beyond the Effective Time.

         8.5. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (i)      if to the Company, to:

                                    BDM International, Inc.
                                    1501 BDM Way
                                    McLean, Virginia  22102
                                    Attention:   John F. McCabe
                                    Telecopy:    703-848-6457

                                    with a copy to:

                                    Willkie Farr & Gallagher
                                    One Citicorp Center
                                    153 East 53rd Street
                                    New York, NY  10022
                                    Attention:  William J. Grant, Jr., Esq.
                                    Telecopy:   212-821-8111

                                            and

                           (ii)     if to Parent or Merger Sub, to:

                                    TRW Inc.
                                    1900 Richmond Road
                                    Cleveland, Ohio  44124
                                    Attention:  Secretary
                                    Telecopy:  (216) 291-7563

                                    with copies to:

                                    TRW Inc.
                                    1900 Richmond Road
                                    Cleveland, Ohio  44124
                                    Attention:  Treasurer
                                    Telecopy:  (216) 291-7831

                                            and

                                    Jones, Day, Reavis & Pogue
                                    599 Lexington Avenue
                                    New York, New York  10022
                                    Attention:  Robert A. Profusek, Esq.
                                    Telecopy:   (212) 755-7306

         8.6. BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto prior to the Effective

Time without the prior written consent of the other party hereto except that Parent and Merger Sub may assign or delegate all or any of their respective rights and obligations hereunder to a direct or indirect wholly-owned subsidiary or subsidiaries of Parent, PROVIDED, HOWEVER, that no such assignment or delegation shall relieve the assigning or delegating party of its duties hereunder.

         8.7. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, subject to the rights of Parent under SECTION 7.2(b) hereof.

         8.8. GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Delaware.

         8.9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.10. INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term "AFFILIATE," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person and (iii) the term "SUBSIDIARY" of any specified person shall mean any corporation 50 percent or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50 percent or more of the total equity interest of which, is directly or indirectly owned by such specified person.

         8.11. ENTIRE AGREEMENT. This Agreement and the documents or instruments referred to herein including, but not limited to, the Annex(es) attached hereto and the Disclosure Letters referred to herein, which Annex(es) and Disclosure Letters are incorporated herein by reference, the Confidentiality Agreement and the Stockholders Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

         8.12. SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

         8.13. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

         8.14. THIRD PARTIES. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party; PROVIDED HOWEVER, that the parties hereto specifically acknowledge that the provisions of SECTIONS 1.9, 5.4 and 5.5 hereof are intended to be for the benefit of, and shall be enforceable by, the current or former employees, officers and directors of the Company and/or the Company Subsidiaries affected thereby and their heirs and representatives and the provisions of SECTION 1.8(b) are intended to be for the benefit of, and shall be enforceable by, stockholders of the Company affected thereby and their heirs and representatives.

         8.15. DISCLOSURE LETTERS. The Company and Parent acknowledge that the Company Disclosure Letter and the Parent Disclosure Letter (i) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement, (iii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company or Parent, as the case may be, except to the extent required by this Agreement, and (iv) disclosure of the information contained in one Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed proper disclosure for the Section to which specific reference is made.

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                                    TRW INC.



                                    By: /s/ William B. Lawrence
                                        ----------------------------------------
                                       Name:  William B. Lawrence
                                       Title:


                                    SYSTEMS ACQUISITION INC.




                                    By: /s/ Kathleen A. Weigand
                                       -----------------------------------------
                                       Name:  Kathleen A. Weigand
                                       Title:


                                    BDM INTERNATIONAL, INC.




                                    By: /s/ Phillip A. Odeen
                                       -----------------------------------------
                                       Name:  Phillip A. Odeen
                                       Title: President and Chief
                                              Executive Officer

                                     ANNEX I

         CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept .for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Securities Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in this Agreement) amend or terminate the Offer (whether or not any Shares have been theretofore purchased or paid for pursuant to the Offer) (A) unless the following conditions shall have been satisfied: (i) there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents a majority of the total voting power of the outstanding securities of the Company entitled to vote in the election of directors or in a merger ("VOTING SECURITIES") on a fully-diluted basis (the "MINIMUM CONDITION") ("on a fully-diluted basis" having the following meaning as of any date: the number of Voting Securities outstanding, together with Voting Securities issuable pursuant to obligations outstanding at that date under employee stock option or other benefit plans or otherwise) and (ii) any applicable waiting period under the HSR Act shall have expired or been terminated prior to the expiration of the Offer and the required approval of the German anticompetition authorities shall have been obtained or (B) if at any time after the date of this Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer,) any of the following events shall occur and be continuing:

         (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Authority of competent jurisdiction or a Law shall have been promulgated, enacted, taken or threatened by a Governmental Authority of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer, the consummation of the Merger or the transactions contemplated by the Stockholders Agreement, (ii) prohibits or restricts the ownership or operation by Parent (or any of its affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, (iii) imposes material limitations on the ability of Merger Sub effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Merger Sub on all matters properly presented to the stockholders of the Company, or (iv) imposes any material limitations on the ability of Parent or any of its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company;

         (b) any Governmental Authority shall have instituted any action, suit or proceeding seeking any relief or remedy referred to in paragraph (a) or material damages as a result of any of this Agreement, the Stockholders Agreement or any transactions contemplated thereby;

         (c) this Agreement shall have been terminated by the Company or Parent in accordance with its terms or any event shall have occurred which gives Parent or Merger Sub the right to terminate the Agreement or not to consummate the Merger;

         (d) there shall have occurred any event that, individually or when considered together with any other matter, has had or is reasonably likely in the future to have a Company Material Adverse Effect;

         (e) there shall have occurred (i) any general suspension of, or limitation on prices (other than suspensions or limitations triggered on the New York Stock Exchange by price fluctuations on a trading day) for, trading in securities on any national securities exchange or the over-the-counter market,
(ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national calamity directly involving the United States and Parent shall have determined that there is a reasonable likelihood that such event may be of material adverse significance to it or the Company, (v) any decline of at least 20% in the Dow Jones Average of Industrial Stocks or 20% in the Standard & Poor's 500 Index from the levels thereof as of the last trading day immediately preceding the dated of this Agreement or (vi) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof;

         (f) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Securities Exchange
Act) of more than 25% of the outstanding Shares has been acquired by any person (including the Company, any of the Company Subsidiaries or affiliates thereof) or group (as defined in Section 13(d)(3) of the Securities Exchange Act), other than Purchaser or any of its affiliates;

         (g) the Company or any of its officers, directors or financial or legal advisors shall have, directly or indirectly,

(i) solicited, initiated, encouraged (including by way of furnishing information) or taken any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constituted, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participated in any discussions or negotiations regarding any Takeover Proposal regardless of whether or not any of the foregoing actions is permitted by this Agreement;

         (h) any of the representations and warranties of the Company set forth in this Agreement that are qualified by reference to materiality or a Company Material Adverse Effect shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any respect that is reasonably likely to have a Company Material Adverse Effect, in each case as if such representations and warranties were made at the time of such determination;

         (i) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement; or

         (j) Parent and the Company shall have agreed that Parent shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto;

which, in the judgment of Parent with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

         The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to any such condition (except for any action or inaction by Parent or any of its affiliates constituting a breach of this Agreement) or (other than the Minimum Condition) may be waived by Parent in whole or in part at any time and from time to time in its sole discretion (subject to the terms of this Agreement). The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                            GLOSSARY OF DEFINED TERMS
                            -------------------------


Acquisition Agreement..............34           Key Employees......................18
Affiliate..........................44           Law ...............................16
Agreement...........................1           Litigation.........................18
Benefit Plan.......................19           Merger..............................1
Certificate of Merger...............7           Merger Consideration................7
Closing.............................7           Merger Sub..........................1
Closing Date........................7           Minimum Condition...................1
Company.............................1           Multiemployer Plan.................19
Company Benefit Plan...............19           NASD...............................15
Company Class B Stock..............13           Offer...............................1
Company Disclosure Letter..........12           Offer Conditions....................2
Company Filed Documents............16           Offer Documents.....................3
Company Financial                               Offer to Purchase...................3
   Statements .....................17           Parent..............................1
Company Material Adverse                        Parent Disclosure Letter...........25
   Effect .........................13           Parent Group.......................36
Company Material Contract..........19           Parent Information.................27
Company Option Plans...............10           Per Share Amount....................1
Company Options....................10           Person.............................44
Company Permits....................18           Proxy Statement....................11
Company Proposals..................32           Related Party......................25
Company Securities                              Schedule 14D-1......................3
  Filings .........................16           Schedule 14D-9......................4
Company Stock.......................1           SEC ................................3
Company Subsidiary.................13           Securities Act.....................19
Confidentiality Agreement..........41           Securities Exchange Act.............2
Consent............................15           Shares..............................1
Delaware Code.......................6           Stockholders........................1
Dissenting Shares...................8           Stockholders Agreement..............1
Effective Time......................7           Subsidiary.........................44
Environmental Claim................23           Superior Proposal..................34
Environmental Laws.................24           Surviving Corporation...............6
Environmental Permit...............24           Surviving Corporation
ERISA..............................19             Common Stock .....................8
Exchange Agent......................8           Takeover Proposal..................33
Expiration Date.....................3           Takeover Statute...................35
Financial Advisor...................4           Tax ...............................21
Governmental Authority.............15           Tax Return.........................22
Hazardous Materials................24           Termination Fee....................41
HSR Act............................15           Voting Securities...................1
Independent Directors...............6

                                       iv